UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2013

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535
(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2013, Vector Group Ltd., a Delaware corporation (the “Company”), and Ronald J. Bernstein, President and Chief Executive Officer of Liggett Group LLC and Liggett Vector Brands LLC, entered into a letter agreement (the “Bernstein Amendment”) amending Mr. Bernstein's Employment Agreement with the Company dated as of November 11, 2005 and as amended on January 14, 2011. The October 29, 2013 amendment increased Mr. Bernstein’s base salary, effective January 1, 2014, to $1,000,000 per annum (from his current base salary, which was effective January 1, 2013, of $908,719) and terminated a provision in Mr. Bernstein’s contract which granted him an automatic annual increase in base salary based on a cost-of-living adjustment.  Further, on October 29, 2013, the Company awarded Mr. Bernstein a restricted stock grant of 27,500 shares of its common stock pursuant to its Amended and Restated 1999 Long-Term Incentive Plan.  The shares will vest on the earlier of March 15, 2019, contingent upon performance-based targets being achieved by the Company's tobacco segment, or October 31, 2020, if the performance-based targets are not achieved.  Mr. Bernstein will receive dividends on the restricted shares as paid. In the event Mr. Bernstein’s employment with the Company is terminated for any reason other than his death, his disability or a change of control of the Company, the shares not previously vested will be forfeited by the reporting person.

The foregoing description of the Bernstein Amendment is qualified in its entirety by reference to the Bernstein Amendment, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 29, 2013, the Company issued a press release announcing its intention to redeem all of its outstanding 3.875% Variable Interest Senior Convertible Debentures due 2026 (the “Debentures”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release attached hereto as Exhibit 99.1 shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Debentures described therein.

Item 8.01. Other Events.

On October 29, 2013, the Company issued a Notice of Optional Redemption to each holder of the Debentures pursuant to Sections 11.01(b) and 11.05 of the Indenture, dated July 12, 2006, as amended, supplemented or otherwise modified from time to time (the “Indenture”), between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”). Pursuant to the Notice of Optional Redemption, the Company intends to redeem all of the remaining Debentures outstanding under the Indenture on November 29, 2013 (the “Redemption Date”), in accordance with the optional redemption provisions in the Indenture. The redemption price for the Debentures will be 100% of the outstanding principal amount of the Debentures, plus accrued and unpaid interest up to, but excluding, the Redemption Date. The aggregate principal amount of the Debentures outstanding is $43.2 million and no amounts will remain outstanding following the redemption of the Debentures. The Debentures may be converted into shares of the Company's common stock by the Debenture holders at any time before the close of business on the Redemption Date, at a conversion price of approximately $14.55 per share (approximately 68.718858 shares of common stock per $1,000 principal amount of the Debentures). The Company intends to use cash on hand to fund the redemption of the Debentures not converted into common stock prior to the Redemption Date. The redemption will constitute a complete redemption of the Debentures, such that no amount will remain outstanding following the redemption. A copy of the Notice of Optional Redemption is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibit.

The following exhibits are included with this report. Exhibit 99.1 is being furnished solely for purposes of Item 7.01 of this Form 8-K:

(d)    Exhibits.

Exhibit No.	Exhibit
10.1	Amendment to Employment Agreement, dated October 29, 2013, by and between Vector Group Ltd. and Ronald J. Bernstein.
99.1	Press Release, dated October 29, 2013.
99.2	Notice of Optional Redemption, dated October 29, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Vice President, Treasurer and Chief Financial Officer
Date: October 29, 2013